                                                        OMB APPROVAL
                                             OMB Number:               3235-0167
                                             Expires:           October 31, 2007
                                             Estimated average burden
                                             hours per response.............1.50


                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
  REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                    001-09879
--------------------------------------------------------------------------------
                            (Commission File Number)


                             The Brazil Fund, Inc.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                                345 Park Avenue
                            New York, New York 10154
--------------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                  Common Stock
--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)


                                 Not Applicable
--------------------------------------------------------------------------------
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


          Rule 12-g4(a)(1)(i)   [X] *                  Rule 12h-3(b)(1)(i)   [ ]
          Rule 12-g4(a)(1)(ii)  [ ]                    Rule 12h-3(b)(1)(ii)  [ ]
          Rule 12-g4(a)(2)(i)   [ ]                    Rule 12h-3(b)(2)(i)   [ ]
          Rule 12-g4(a)(2)(ii)  [ ]                    Rule 12h-3(b)(2)(ii)  [ ]
                                                       Rule 15d-6

     Appropriate number of holders of record as of the certification or notice
date:      Zero
     --------------------------------

     * On June 9, 2006, The Brazil Fund, Inc. made liquidating distributions to its common stockholders.

     Pursuant to the requirements of the Securities Exchange Act of 1934, The Brazil Fund, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:   August 4, 2006                  By: /s/ John Millette
      -------------------------             ------------------------------------
                                            Name:  John Millette
                                            Title: Secretary


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.


         Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number